UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	March 31, 2008

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	01-33504	39-0300430
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)
(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

                On March 31, 2008, Gehl Company (the “Company”) amended various terms of its existing asset securitization facility (the “2006 Securitization Facility”) with JP Morgan Chase Bank, N.A. and certain of its affiliates (“JP Morgan Chase”). Under the 2006 Securitization Facility, the Company may sell, through a revolving facility, retail and fleet installment sale contracts acquired from its U.S. dealers. Changes made as part of the March 31, 2008 amendment include: reducing the facility size (and JP Morgan Chase’s backup purchase commitment) from $300 million to $200 million, relaxing the delinquency and loss ratio thresholds that contracts sold into the facility and originated by the Company overall must attain, granting the Company flexibility to sell eligible contracts into the facility or to other parties and reducing the maximum allowed advance rate from 90% to 85% of the discounted value of contracts sold before payment of costs and expenses. Pending completion of the March 31, 2008 amendment, the Company continued to sell all eligible contracts it originated into the 2006 Securitization Facility on a weekly basis as part of the terms of a reservation of rights agreement granted by JP Morgan Chase in the fourth quarter of 2007. As part of the March 31, 2008 amendments, JP Morgan Chase waived the Company’s past violations of the delinquency and loss ratio thresholds that necessitated the reservation of rights agreement. The Company believes the 2006 Securitization Facility, as amended, remains an important component of the Company’s overall liquidity.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEHL COMPANY
Date: April 4, 2008	By: /s/ James J. Monnat
James J. Monnat
Vice President and Treasurer

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